Exhibit 99.1

Tel-Instrument Electronics Corp. Retains Institutional Marketing Services (IMS) For Investor Relations

CARLSTADT, N.J.--(BUSINESS WIRE)--January 20, 2011--Tel-Instrument Electronics Corp. (NYSE AMEX: TIK) announced that they have retained the services of Institutional Marketing Services (IMS), a full service investor relations firm founded by John Nesbett.

Jeffrey O’Hara, CEO of Tel-Instrument stated, “Given the improved prospects for the Company, we look forward to implementing a more strategic program to improve our investor communications. IMS has experience working with quality emerging companies with recent experience advising first tier suppliers to the military and aerospace sector. We look forward to working with them.”

John G. Nesbett, Founder and President of IMS commented, “Tel-Instrument is currently going through a unique adjustment in the scale of its business. The Company’s core testing products provide a vital function for both military and commercial airplanes, ensuring that an aircraft’s navigation, communication, and identification systems are working properly. Over the past few years the Company has ‘kept their head down’ and invested heavily in research and development, particularly as it relates to a new encrypted Mode 5 IFF (Identification Friend or Foe) technology platform which the US and NATO countries will migrate to in the years to come. Tel Instrument’s leading-edge solutions have won them sizable contracts against much larger competitors and resulted in a ramp in their backlog to $33 million, well above the $8.9 million in sales they achieved in FY 2010. With relatively fixed costs, this backlog should translate to meaningful profitability and strong EPS for shareholders, particularly given the tight capital structure management has maintained over the years. IMS looks forward to helping Tel-Instruments create a broader, more educated investor audience as the company grows.”

About Institutional Marketing Services (IMS)

Institutional Marketing Services, Inc. (IMS) (www.institutionalms.com) is a full-service investor relations firm founded by John Nesbett. The firm offers a fresh and sensible approach to building credibility and reach in the investment community with strategic consulting rooted in many years of experience helping public companies amplify their message on Wall Street.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT:
Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services
John Nesbett or Jennifer Belodeau, 203-972-9200
jnesbett@institutionalms.com